Exhibit 10.8

Fiscal Year 2018 Executive Incentive Program

NON-SALES, NON-SERVICES

PROGRAM OBJECTIVE

The Fiscal Year 2018 Pivotal Executive Incentive Program (the “Program”) is intended to reward participants upon the attainment of key measures of Pivotal’s operating success. The Program is comprised of semi-annual incentive opportunities, based on the achievement of ACV, EBIT, and Renewals objectives weighted at 60%, 20% and 20% respectively.

Financial targets are set and approved by senior management for each semi-annual period. The maximum earning opportunity for each of the two semi-annual periods is 150% of the participant’s target incentive opportunity related to the financial component of the Program for the period.  To be eligible for payout, a minimum performance achievement floor applies for each metric.  Each period, a Funding Matrix will be provided to participants.

PAYMENT OF AWARDS

Bonuses under the Program are earned and payable once management determines the extent to which the established semi-annual financial performance targets and the individual goals have been achieved and payment is authorized. This determination will typically occur 6 – 8 weeks after the close of each period. Incentive payments will be prorated to reflect hire dates and proportionally adjusted to reflect any compensation changes made throughout the fiscal year. Participants must be actively employed by Pivotal on the last day of the semi-annual bonus period to be eligible for payment of the incentive for that period.  Employees that transfer from Pivotal to another entity within Dell Technologies are considered terminated from Pivotal.

Subject to the provisions of the Program, the CEO, in his sole discretion, shall have authority to interpret the terms of the Program, to exercise discretion to modify earned payments and to settle all controversies and disputes that may arise in connection with the Program.  All bonuses will be subject to all applicable withholdings. Pivotal may at any time amend or terminate the Program. Participation in the Program does not confer upon any person the right to continue to serve as an officer or employee of Pivotal.  Employment in the U.S. is “at will”, meaning that either the employee or Pivotal may terminate the employment relationship at any time, with or without prior notice or reasons and participation in this Program shall in no way affect the “at will” nature of the employment.

CLAW-BACK

All Program participants, and the compensation that may be earned under the Program, are subject to the following claw-back policy.  To the extent permitted by law, and when appropriate (as determined by Pivotal in its sole discretion), Pivotal will require reimbursement of any cash incentive compensation paid to an employee where (a) payment was predicated on financial results that were subject to a significant restatement, (b) Pivotal determines, in its sole discretion, the employee engaged in fraud or willful misconduct that caused or partially caused the need for the restatement and (c) a lower payment would have been made to the employee based upon the restated financial results. In each such instance, Pivotal may recover the incentive compensation paid for the period for which the restatement is necessary, plus a reasonable rate of interest, and attorney’s fees and costs.  A determination by Pivotal not to seek recovery of incentive compensation in one instance will not be construed as a bar to or waiver of Pivotal’s right to recover incentive compensation in any other instance.

LEAVES OF ABSENCE

Bonus payments will be calculated on a pro rata basis for employees who are on an approved leave of absence during a bonus period based on the individual’s overall performance during the period and the extent an employee’s assigned goals have been achieved.  If an employee is on leave for an entire bonus period, the employee will not be eligible for any bonus for that period (unless otherwise required by applicable law).